Exhibit 99.1

Sino Agro Food, Inc. Eyes Europe/International Focus

GUANGZHOU, China, Nov. 13, 2014 /PRNewswire/ -- Sino Agro Food, Inc. (OTCBB: SIAF) is an integrated, diversified agriculture technology and organic food company (the "Company" or "SIAF") with principal operations as primary producer, processor, and marketer in the People's Republic of China ("PRC").

As the press release issued on September 4, 2014 alluded, the Company has conducted strategy sessions spanning four days with Euro China Capital AB ("ECAB") in Stockholm in late September planning how to best enhance shareholder value. As a result of these strategy sessions, the Board of Directors has agreed in principle on an initial general plan as well as some concrete initial action items as first steps of this plan.

Initiated work to unlock value in the corporate structure

A review of the corporate structure has led to a decision by the Board of Directors on November 11, 2014 to evaluate and to explore proposed listing opportunities available to the integrated cattle farm joint venture in Xining, which we refer to as "SJAP." In this respect, a suitable financial advisor will be hired to evaluate and to explore the said listing as well as any prospects for domestic or international merger and acquisition or disposition transactions for SJAP. The primary purpose of this process is to crystallize the values that have been built in SJAP. The Company expects to work closely with ECAB throughout this process.

During the first six months of 2014 alone, SJAP reported Sales of US$50.5 million ($26.9M in 2013) and Net Profit of US$15.9million ($10.9M in 2013). A summary of SJAP is available on the Company's website: http://www.sinoagrofood.com/?q=2014-sjap-overview

Stockholm office to strengthen the IR and finance functions

Together with ECAB, the Company is evaluating additional stock exchanges where the Company's shares could be listed. As part of the preparations for a new listing, the Company is in the process of establishing and staffing a Stockholm office, which incorporates strengthening the IR and finance functions as well as enhancing its Board of Directors.

Complementary reporting to facilitate analysis of SIAF's financials

In order to better facilitate analysis of SIAF's financials for institutional investors, a process led by ECAB is currently preparing a complementary and comparable financial reporting format with information and presentation more in line with the practices used by publicly listed companies in Europe. We expect that the new complementary and comparable financial reporting format will be made available within ten days after we file our annual report on Form 10-K for the fiscal year ending on December 31, 2014.

Because of historical bad examples, there is a general mistrust of Chinese companies listed on the U.S. OTCBB. This has affected Sino Agro Food through unfounded "guilt by association."

Given the negative effect this phenomenon has for the company's shareholders, together with ECAB, the Board of Directors has now decided to take actions in order to make clear that SIAF does not belong to the group of bad examples that have caused this general skepticism.

The Company expects to present the first concrete announcements with regards to this subject before the end of this year.

Commented Fredrik Danielsson, Managing Partner of Euro China Capital AB: "As a result of the strategy meetings in Stockholm, Euro China Capital and SIAF now have an agreed on a broad plan on how to work in different areas to best serve the ultimate stakeholders in the Company, its shareholders. The plan should not only gradually support the equity valuation directly but also indirectly, as it takes the Company closer to a position from which it can better take advantage of its strong earnings and balance sheet with regards to bond financing. Prudently leveraging the balance sheet would enable continued exceptionally high growth rates while also effectively transforming it into similar growth in EPS."

Chairman and CEO of the Company, Solomon Lee commented, "I am very proud of how the operations are developing every quarter. The weeklong strategy meetings with Euro China Capital have given me even more insight into the need for specialist skills and experience with regards to the financial markets and corporate actions, especially for a company like ours. I am therefore very satisfied that we now have a partner in Euro China Capital and its Managing Partner, Fredrik Danielsson, who can assist us with respect to what is needed to ensure that strong operational performance also translates into strong enhancement in shareholder value. We shall announce more detailed information on the progress of this work as developments materialize and conditions warrant."

About Sino Agro Food, Inc.

Sino Agro Food, Inc. is an agriculture technology and natural food holding company with principal operations in the People's Republic of China. The Company acquires and maintains equity stakes in a cohesive portfolio of companies that SIAF forms according to its core mission to produce, distribute, market and sell natural, sustainable protein food and produce, primarily seafood and cattle, to the rapidly growing middle class in China. SIAF provides financial oversight and strategic direction for each company, and for the interoperation between companies. The Company owns or licenses patents, proprietary methods, and other intellectual properties in its areas of expertise. SIAF provides consulting and services to joint venture partners to construct and operate food businesses, primarily producing wholesale protein foods. Further joint ventures market and distribute the wholesale products as part of an overall "farm to table" concept and business strategy.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company's website (http://www.sinoagrofood.com) and the Company's Facebook page (www.facebook.com/SinoAgroFoodInc)

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF's current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company's website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

CONTACT: Peter Grossman, Investor Relations, +1 (775) 901-0344, info@sinoagrofood.com